Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian Vice President, CFO and Treasurer Insteel Industries, Inc. (336) 786-2141, Ext. 3020

INSTEEL INDUSTRIES REPORTS FOURTH QUARTER

AND FISCAL 2016 FINANCIAL RESULTS

MOUNT AIRY, N.C., October 20, 2016 – Insteel Industries, Inc. (NasdaqGS: IIIN) today announced financial results for its fourth quarter and fiscal year ended October 1, 2016.

Fourth Quarter 2016 Results

Net earnings for the fourth quarter of fiscal 2016 increased to $9.9 million from $9.6 million in the same period a year ago, while earnings per diluted share was unchanged at $0.51. The fourth-quarter results for the current year reflect a charge related to the settlement and termination of a pension plan, which reduced pre-tax earnings by $2.5 million and net earnings per share by $0.09. The fourth-quarter results for the prior year reflect $0.3 million of net restructuring recoveries, which increased net earnings per share by $0.01.

Insteel’s fourth-quarter results were favorably impacted by widening spreads between selling prices and raw material costs relative to the prior year quarter, which offset lower shipments and higher conversion costs. Net sales decreased 12.7% to $103.1 million from $118.1 million in the prior year quarter, reflecting an 8.8% decrease in shipments and a 4.3% decrease in average selling prices. Shipments for the prior year quarter benefited from an extra week based on Insteel’s fiscal calendar. On a pro forma basis adjusting both quarters to reflect the same 13-week period as the current year, the year-over-year shipment decrease was 2.9%. Shipments decreased 15.0% sequentially from the third quarter of fiscal 2016 while average selling prices increased 4.9%.

Cash flow from operations fell to $8.9 million from $19.3 million in the prior year quarter primarily due to the relative changes in net working capital, which used $4.2 million of cash while providing $7.8 million in the prior year quarter. Capital expenditures increased to $3.9 million from $0.4 million in the prior year quarter.

Fiscal 2016 Results

Net earnings for fiscal 2016 increased to $37.2 million, or $1.95 per diluted share from $21.7 million, or $1.15 per diluted share in the prior year. The current year results reflect a charge related to the pension plan settlement and termination, which reduced pre-tax earnings by $2.5 million and net earnings per share by $0.09. The prior year results reflect net restructuring charges, a charge related to a customer dispute and a net gain from insurance proceeds, which, in the aggregate, increased pre-tax earnings by $0.7 million and net earnings per share by $0.02.

Insteel’s fiscal 2016 results were favorably impacted by widening spreads between selling prices and raw material costs relative to the prior year and, to a lesser extent, higher shipments and lower conversion costs. Net sales decreased 6.5% to $418.5 million from $447.5 million in the prior year, reflecting a 2.6% increase in shipments offset by an 8.8% decrease in average selling prices. Shipments for the prior year benefited from an extra week based on Insteel’s fiscal calendar. On a pro forma basis adjusting both years to reflect the same 52-week period as the current year, the year-over-year shipment increase was 4.8%.

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1373 BOGGS DRIVE, MOUNT AIRY, NC 27030/PHONE: (336) 786-2141/FAX: (336) 786-2144

WWW.INSTEEL.COM

Cash flow generated from operations rose to $54.5 million from $35.8 million in the prior year primarily due to the increase in earnings. Net working capital provided $3.2 million of cash compared with $2.3 million in the prior year. Capital expenditures increased to $13.0 million from $7.2 million in the prior year largely due to outlays related to the expansion of the Houston prestressed concrete strand (“PC strand”) facility and are not expected to exceed $25 million for fiscal 2017.

Balance Sheet and Liquidity

Cash and cash equivalents increased $5.0 million during the fourth quarter to $58.9 million. Insteel ended the year debt-free with no borrowings outstanding on its $100.0 million revolving credit facility.

Outlook

“As we move into fiscal 2017, it is unclear whether the softening in shipments we experienced during the fourth fiscal quarter represents a temporary lull or will persist,” commented H.O. Woltz III, Insteel’s president and CEO. “Although recent macro indicators for our construction end-markets have been mixed, customer sentiment remains positive and we expect demand for our products will be favorably impacted by the FAST Act together with increased infrastructure spending at the state and local level.

“The expansion of our Houston PC strand facility remains on track to begin start-up activities before the end of the first quarter of fiscal 2017. The investments we are making realign the plant’s capacity with the requirements of the Texas market and should position it to achieve costs that are comparable to our other strand facilities.”

Conference Call

Insteel will hold a conference call at 10:00 a.m. ET today to discuss its fourth quarter financial results. A live webcast of this call can be accessed on Insteel’s website at http://investor.insteel.com/events.cfm and will be archived for replay until the next quarterly conference call.

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets PC strand and welded wire reinforcement, including engineered structural mesh (“ESM”), concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates ten manufacturing facilities located in the United States.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “appears,” “plans,” “intends,” “may,” “should,” “could” and similar expressions are intended to identify forward-looking statements. Although Insteel believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, they are subject to a number of risks and uncertainties, and Insteel can provide no assurances that such plans, intentions or expectations will be implemented or achieved. Many of these risks and uncertainties are discussed in detail, and are updated from time to time in Insteel’s filings with the U.S. Securities and Exchange Commission (the “SEC”), in particular in its Annual Report on Form 10-K for the year ended October 3, 2015.

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All forward-looking statements attributable to Insteel or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and Insteel does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law.

It is not possible to anticipate and list all risks and uncertainties that may affect Insteel’s future operations or financial performance; however, they include, but are not limited to, the following: general economic and competitive conditions in the markets in which Insteel operates; changes in the spending levels for nonresidential and residential construction and the impact on demand for Insteel’s products; changes in the amount and duration of transportation funding provided by federal, state and local governments and the impact on spending for infrastructure construction and demand for Insteel’s products; the cyclical nature of the steel and building material industries; credit market conditions and the relative availability of financing for Insteel, its customers and the construction industry as a whole; fluctuations in the cost and availability of Insteel’s primary raw material, hot-rolled steel wire rod, from domestic and foreign suppliers; competitive pricing pressures and Insteel’s ability to raise selling prices in order to recover increases in raw material or operating costs; changes in United States or foreign trade policy affecting imports or exports of steel wire rod or Insteel’s products; unanticipated changes in customer demand, order patterns and inventory levels; the impact of fluctuations in demand and capacity utilization levels on Insteel’s unit manufacturing costs; Insteel’s ability to further develop the market for ESM and expand its shipments of ESM; legal, environmental, economic or regulatory developments that significantly impact Insteel’s operating costs; unanticipated plant outages, equipment failures or labor difficulties; and the “Risk Factors” discussed in Insteel’s Annual Report on Form 10-K for the year ended October 3, 2015 and in other filings made by Insteel with the SEC.

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except for per share amounts)

	Three Months Ended		Year Ended
	(Unaudited)	(Unaudited)	(Unaudited)
	October 1,	October 3,	October 1,	October 3,
	2016	2015	2016	2015

Net sales	$103,113	$118,093	$418,547	$447,504
Cost of sales	80,510	96,199	333,359	389,171
Gross profit	22,603	21,894	85,188	58,333
Selling, general and administrative expense	5,249	7,770	26,069	25,824
Pension plan settlement loss	2,539	-	2,539	-
Restructuring charges (recoveries), net	32	(329)	115	349
Other expense (income), net	45	(75)	183	(1,113)
Interest expense	37	47	158	320
Interest income	(63)	(6)	(166)	(11)
Earnings before income taxes	14,764	14,487	56,290	32,964
Income taxes	4,910	4,863	19,045	11,254
Net earnings	$9,854	$9,624	$37,245	$21,710

Net earnings per share:
Basic	$0.52	$0.52	$1.99	$1.18
Diluted	0.51	0.51	1.95	1.15

Weighted average shares outstanding:
Basic	18,945	18,451	18,754	18,418
Diluted	19,188	18,740	19,055	18,803

Cash dividends declared per share	$0.03	$0.03	$1.12	$0.12

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	(Unaudited)
	October 1,	July 2,	October 3,
	2016	2016	2015
Assets
Current assets:
Cash and cash equivalents	$58,873	$53,838	$33,258
Accounts receivable, net	47,389	49,426	46,782
Inventories	71,186	63,914	66,009
Other current assets	3,039	2,208	5,309
Total current assets	180,487	169,386	151,358
Property, plant and equipment, net	88,193	85,779	84,178
Intangibles, net	9,063	9,352	10,220
Goodwill	6,965	6,965	6,965
Other assets	8,184	7,935	7,518
Total assets	$292,892	$279,417	$260,239

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$42,759	$39,738	$32,182
Accrued expenses	11,024	13,376	13,644
Total current liabilities	53,783	53,114	45,826
Other liabilities	14,543	13,212	14,198
Shareholders' equity:
Common stock	18,976	18,904	18,466
Additional paid-in capital	67,817	66,303	60,967
Retained earnings	139,314	130,030	122,928
Accumulated other comprehensive loss	(1,541)	(2,146)	(2,146)
Total shareholders' equity	224,566	213,091	200,215
Total liabilities and shareholders' equity	$292,892	$279,417	$260,239

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended		Year Ended
	(Unaudited)	(Unaudited)	(Unaudited)
	October 1,	October 3,	October 1,	October 3,
	2016	2015	2016	2015
Cash Flows From Operating Activities:
Net earnings	$9,854	$9,624	$37,245	$21,710
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	3,015	3,230	11,544	11,934
Amortization of capitalized financing costs	17	17	65	89
Stock-based compensation expense	918	796	2,439	2,298
Deferred income taxes	(61)	(213)	536	333
Pension plan settlement, net of cash contribution	620	-	620	-
Asset impairment charges	-	306	20	543
Excess tax benefits from stock-based compensation	(473)	(19)	(1,717)	(169)
Loss (gain) on sale and disposition of property, plant and equipment	46	(897)	61	(2,652)
Increase in cash surrender value of life insurance policies over premiums paid	(212)	-	(480)	(39)
Net changes in assets and liabilities (net of assets and liabilities acquired):
Accounts receivable, net	2,037	1,433	(607)	4,266
Inventories	(7,272)	4,784	(5,177)	15,890
Accounts payable and accrued expenses	1,028	1,548	9,009	(17,861)
Other changes	(635)	(1,354)	978	(568)
Total adjustments	(972)	9,631	17,291	14,064
Net cash provided by operating activities	8,882	19,255	54,536	35,774

Cash Flows From Investing Activities:
Capital expenditures	(3,900)	(386)	(12,977)	(7,153)
Acquisition of intangible asset	-	-	-	(1,460)
Acquisition of business	-	-	-	480
Proceeds from fire loss insurance	-	-	-	1,713
Proceeds from sale of assets held for sale	-	3,537	180	3,537
Proceeds from sale of property, plant and equipment	-	28	60	132
Proceeds from surrender of life insurance policies	6	-	140	40
Decrease (increase) in cash surrender value of life insurance policies	(51)	150	(375)	(328)
Net cash provided by (used for) investing activities	(3,945)	3,329	(12,972)	(3,039)

Cash Flows From Financing Activities:
Proceeds from long-term debt	55	106	328	60,978
Principal payments on long-term debt	(55)	(106)	(328)	(60,978)
Cash dividends paid	(570)	(554)	(20,859)	(2,211)
Cash received from exercise of stock options	753	-	5,065	200
Excess tax benefits from stock-based compensation	473	19	1,717	169
Payment of employee tax withholdings related to net share transactions	(558)	(224)	(1,861)	(478)
Financing costs	-	-	(11)	(207)
Net cash provided by (used for) financing activities	98	(759)	(15,949)	(2,527)

Net increase in cash and cash equivalents	5,035	21,825	25,615	30,208
Cash and cash equivalents at beginning of period	53,838	11,433	33,258	3,050
Cash and cash equivalents at end of period	$58,873	$33,258	$58,873	$33,258

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$-	$24	$-	$143
Income taxes, net	7,018	3,607	19,184	7,805
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	1,746	570	1,746	570
Restricted stock units and stock options surrendered for withholding taxes payable	558	224	1,861	478

         IIIN – E

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